JELD-WEN, Inc. 2645 Silver Crescent Drive, Charlotte, NC 28273 USA www.jeld-wen.com JELD-WEN Announces Notice of Redemption of Senior Notes FOR IMMEDIATE RELEASE Charlotte, N.C., July 5, 2023 -- JELD-WEN Holding, Inc. (NYSE: JELD), a leading global manufacturer of building products, announced today that its subsidiary, JELD-WEN, Inc., issued on July 3, 2023 a notice to redeem on August 3, 2023 (the “Redemption Date”) all $250 million of its 6.250% Senior Secured Notes due May 2025 (the “6.250% Senior Secured Notes”) and $200 million of its 4.625% Senior Notes due December 2025 (the “4.625% Senior Notes,” together with the 6.250% Senior Secured Notes, the “Notes”), each in accordance with the terms of the applicable Notes and indentures. The redemption price for the 6.250% Senior Secured Notes will be 101.563% of the principal amount, plus any accrued and unpaid interest excluding the Redemption Date. The redemption price for the 4.625% Senior Notes will be 100% of the principal amount redeemed, plus any accrued and unpaid interest excluding the Redemption Date. As of June 30, 2023, the aggregate outstanding principal amount of the 6.250% Senior Secured Notes was $250 million and the 4.625% Senior Notes was $400 million. Payment of the redemption price for the Notes will be made through the facilities of The Depository Trust Company. About JELD-WEN Holding, Inc. JELD-WEN is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Headquartered in Charlotte, N.C., the company operates facilities in 16 countries in North America and Europe and employs approximately 18,000 people. Since 1960, the JELD-WEN team has been committed to making quality products that create safe and sustainable environments for customers, associates and local communities. The JELD-WEN family of brands includes JELD-WEN® worldwide; LaCantina™ and VPI™ in North America; and Swedoor® and DANA® in Europe. For more information, visit www.jeld-wen.com. Forward Looking Statements This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts are forward-looking statements, including statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our footprint rationalization and modernization program, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other Exhibit 99.3 future events, all of which involve risks and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings with the U.S. Securities and Exchange Commission. Media Contact: Caryn Klebba Head of Global Public Relations 704-807-1275 cklebba@jeldwen.com Investor Relations Contact: James Armstrong Vice President, Investor Relations 704-378-5731 jarmstrong@jeldwen.com